Exhibit 10.1

Executive Officer	2007 Base Salary(1)	2007 Target Bonus (% of Base Salary)(2)
Henry E. Blair Chairman and Chief Executive Officer	$525,000	45.0%
Thomas R. Beck, M.D. President and Chief Operating Officer	$353,600	42.5%
Stephen S. Galliker Executive Vice President, Finance and Administration, and Chief Financial Officer	$301,479	37.5%
Ivana Magovcevic-Liebisch, Ph.D., J.D. General Counsel and Executive Vice President, Corporate Communications	$318,138	37.5%
Clive R. Wood, Ph.D. Executive Vice President Discovery Research and Chief Scientific Officer	$321,000	37.5%

(1) These base salaries were made retroactive to January 1, 2007.

(2) The target bonus opportunity can be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who has outstanding performance can receive a bonus of as much as 36% of base salary.

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